Exhibit 10.28

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

This Amended and Restated Change of Control Agreement (the “Agreement”) is made and entered into by and between GIANNA M. BOSKO (the “Executive”) and XENOPORT, INC., a Delaware corporation (the “Company”), effective as of February 25, 2011 (the “Effective Date”). From and following the Effective Date, this Agreement shall replace and supersede that certain Change of Control Agreement between the Executive and the Company dated September 3, 2010 (the “Prior Agreement”). The Company and the Executive desire to amend and restate the terms of the terms of the Prior Agreement to eliminate the tax gross-up payment with respect to the excise tax liability, if any, under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) related to any excess parachute payment under Section 280G of the Code and to make other clarifying changes.

RECITALS

It is expected that the Company from time to time may consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue her employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

Certain capitalized terms used in the Agreement are defined in Section 5 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will. If the Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with written plans or agreements with the Company.

3. Termination Following a Change of Control.

(a) Termination Without Cause or Voluntary Termination For Good Reason. In the event that a Change of Control (as defined below) of the Company occurs, and during the period beginning on the closing date of the transaction giving rise to such Change of Control and ending twelve (12) months after such closing date, the Executive’s employment with the Company (or the successor entity in such Change of Control transaction) is either (1) terminated by the Company (or its successor entity) without Cause (as defined below) or (2) terminated by the Executive for Good Reason (as defined below), then the Executive shall be entitled to receive Termination Benefits (as defined below); provided, however, that in order for the Executive to terminate for Good Reason, (i) the Executive must provide written notice to the Company (or the successor entity in the Change of Control transaction) of the existence of the Good Reason condition within ninety (90) days following the initial existence of the Good Reason condition, and (ii) the Company (or the successor entity in the Change of Control transaction) shall not be required to provide Termination Benefits if it remedies the Good Reason condition within a period of thirty (30) days following such notice.

(b) Payment of Termination Benefits. Notwithstanding anything to the contrary herein, the following provisions apply to the extent Termination Benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Termination Benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. If the Executive becomes entitled to receive Termination Benefits pursuant to Section 3(a), the continued payments of base salary, to the extent of payments made from the date of the Executive’s termination of employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until the earlier of six (6) months after the Executive’s termination of employment if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such termination, or the Executive’s death.

4. Certain Additional Payments by the Company.

If any payment or benefit the Executive would receive pursuant to a Change of Control from the Company or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (collectively, the “Payment”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Within any category of payments and benefits (such as cash payments; accelerated vesting of equity awards other than stock options; accelerated vesting of stock options; and other benefits paid to the Executive), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are “deferred compensation”.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

“Cause” shall mean either: (i) any act of personal dishonesty taken by the Executive in connection with her responsibilities as an Executive and intended to result in substantial personal enrichment of the Executive; (ii) the conviction of a felony; (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company; or (iv) following delivery to the Executive of a written demand for performance from the Company that describes the basis for the Company’s belief that the Executive has not substantially performed her duties, continued violations by the Executive of the Executive’s obligations to the Company that are demonstrably willful and deliberate on the Executive’s part.

“Change of Control” means the completion by the Company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation would not immediately thereafter own more than 50% of, respectively, the capital stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. For purposes hereof, such Change of Control shall be deemed to have occurred on the date on which the transaction closes.

“Good Reason” shall mean any of the following conditions arising without the Executive’s express written consent:

(i) an assignment to the Executive of material duties or a material reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities in effect immediately prior to the closing date of the Change of Control transaction, or the removal of the Executive from such position and responsibilities;

(ii) a material reduction by the Company (or the successor entity in the Change of Control transaction) in the base compensation of the Executive as in effect immediately prior to such reduction; or

(iii) a relocation of the Executive’s principal place of employment to a facility or a location more than 40 miles from the Executive’s then present location.

“Stock Rights” shall mean all of the Executive’s options, restricted stock, restricted stock units, performance stock units or rights to acquire vested ownership of shares of Common Stock of the Company under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Company’s 1999 Stock Plan, the Company’s 2005 Equity Incentive Plan, the Company’s 2010 Inducement Award Plan and Restricted Stock Purchase Agreements between the Company and the Executive.

“Termination Benefits” shall mean (1) all unvested Stock Rights (as defined above) shall become fully vested as of the effective date of such termination of employment described in Section 3(a), and (2) the Executive shall continue to receive for a period of twelve (12) months following the effective date of such termination of employment described in Section 3(a) continued payment of the greater of the Executive’s base salary in effect immediately prior to (i) such termination or (ii) the closing date of the transaction giving rise to a Change of Control. In addition, the Executive shall have the right to continue her health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any analogous provisions of applicable state law. Should the Executive so elect, the Company shall pay the Executive’s COBRA group health insurance premiums for the Executive and her eligible dependents for a period of twelve (12) months following the effective date of such termination of employment described in Section 3(a) (the “COBRA Payment Period”). References to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in this Section 6(a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at her home address most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. Except as set forth in Section 4, the Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Amendment; Waiver. No provision of this Agreement shall be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same, including that certain Change of Control Agreement, dated as of November 7, 2007, the provisions set forth in Section 9 of that certain offer letter for Executive, dated July 26, 2005, and the Prior Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to conflict of laws rules.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:	XENOPORT, INC.

	By:	/s/ Ronald W. Barrett, PhD
Ronald W. Barrett, PhD
Chief Executive Officer

EXECUTIVE:		GIANNA M. BOSKO

	/s/	Gianna M. Bosko
Gianna M. Bosko
Sr. VP, Chief Administrative Officer, General Counsel & Secretary

Signature Page to XenoPort, Inc. Amended and Restated Change of Control Agreement